UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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Insured Municipal Income Fund Inc.

(Name of Registrant as Specified In Its Charter)

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On June 5, 2009, Insured Municipal Income Fund Inc. (the “Fund”) made a definitive filing with the Securities and Exchange Commission of a proxy statement and accompanying WHITE proxy card with respect to the Annual Meeting of Shareholders of the Fund to be held on August 12, 2009. The following additional proxy solicitation materials are expected to be mailed to shareholders on July 17, 2009.

Insured Municipal Income Fund Inc.

51 West 52nd Street
New York, New York 10019-6114
July 16, 2009

Dear Shareholder:

We recently mailed to you proxy materials for the upcoming Annual Meeting of Stockholders of Insured Municipal Income Fund Inc. (the “Fund”), to be held on August 12, 2009. In these materials, your Board of Directors (“Board”) is asking you to use the WHITE Proxy Card to vote “FOR” the re-election of the Fund’s director nominees, “FOR” the proposal to approve a new investment advisory contract with lower contractual fees, “FOR” the proposal to modify the Fund’s investment policies in light of market developments and to make the Fund more competitive, “FOR” the shareholder proposal to take action to afford common and preferred shareholders an opportunity to realize the net asset value of their shares and “AGAINST” a shareholder proposal to terminate your investment advisor.

We urge you to review these materials and vote in accordance with your Board’s recommendations. Please be sure to complete, sign and date the enclosed WHITE Proxy Card to ensure that your vote is counted. If you hold your shares in a brokerage or bank account (in “street name”), your broker or bank cannot vote your shares this year (as it has in many past annual meetings) unless you complete, sign, date and return the enclosed proxy card. If you have already returned a WHITE Proxy Card, we thank you for your support.

You may have already received proxy solicitation material with a green proxy card from a group of dissidents led by Phillip Goldstein and his Bulldog Investors General Partnership (“BIGP”). Do not be confused. We view this as an attempt by a dissident hedge fund group and its allies to take control of your long-term investment for their short-term gain. BIGP’s solicitation is not endorsed by the Fund or your Board. Your Board strongly opposes BIGP’s attempt to replace six experienced Directors of the Fund with a self-chosen group of dissident nominees who are expected to be beholden to BIGP and Mr. Goldstein.

BIGP is trying to replace your entire Board with Mr. Goldstein’s hand-selected group of nominees. Mr. Goldstein has a long history of trying to force closed-end funds into actions intended to yield short-term profits at the expense of long-term investors. In recent years, Goldstein has aligned himself with other hedge funds to pursue similar short-term arbitrage strategies against other closed-end funds.

Please consider the following:

•	The Fund’s performance is very competitive. Notwithstanding a turbulent period in the financial markets, the Fund’s performance on both a net asset value and market price basis has been better than most of its peers. Over the one-, three- and five-year periods ended June 30, 2009, the Fund has outperformed its peer group (the Lipper Insured Muni Debt Funds (Leveraged) group) on a market price and net asset value basis, as follows:

Performance for periods ended June 30, 2009	One-Year Period		Three-Year Period		Five-Year Period
Market Price or Net Asset Value (“NAV”) Based Performance	Market Based	NAV Based	Market Based	NAV Based	Market Based	NAV Based
Fund	4.02%	2.56%	4.68%	1.93%	5.12%	2.93%
Lipper Category Median	1.12%	-0.38%	1.82%	1.16%	3.65%	2.87%
(Assumes reinvestment of dividends/distributions.)

•	The Fund’s discount is relatively modest. As of June 30, 2009, the Fund was trading at a discount of 7.8%; this is the same as the median discount of its Lipper peer group.

•	Your Board consists of individuals with the highest ethical standards. Mr. Goldstein appears to be trying to mislead you into thinking that your Board and the manager of your Fund, UBS Global Asset Management (Americas) Inc. (“UBS Global AM”), have acted in an unethical manner. Nothing could be further from the truth – your Board is comprised of six individuals who have built professional careers based on trust and upholding the highest ethical standards. Each of the incumbent nominees is independent of UBS Global AM and each other, unlike each of the Goldstein nominees, who have prior business relationships with Mr. Goldstein.

•	UBS Global AM is committed to the municipal bond business. Mr. Goldstein has attacked affiliates of your manager, UBS Global AM. Your manager has not been accused of any misdeeds, despite the insinuations that Mr. Goldstein makes in his letter to you. Furthermore, UBS Global AM has enhanced its commitment to the municipal bond business, most recently by hiring a very experienced and well regarded professional as the new Head of Municipal Credit Research. This further strengthens the resources available to the group overseeing the investment of the Fund’s portfolio.

•	Mr. Goldstein and his nominees are conflicted. Should Mr. Goldstein and his candidates be elected to the Board, we believe that they will owe allegiance to BIGP. If elected, Mr. Goldstein will have the task of serving both investors in his own hedge funds and investors in your Fund – these two tasks may not always align. What is best for one may not be best for both. Furthermore, five of Goldstein’s six nominees are described as principals of one or more entities that are general partners of BIGP. Because of the short-term focus of these hedge funds, it strains credulity that they will make decisions that favor all Fund stockholders at the expense of his hedge funds. You should not elect directors with such conflicting loyalties.

•	Mr. Goldstein and three of his other nominees have been accused of violating securities laws. According to Mr. Goldstein’s own proxy, he and Messrs. Samuels, Dakos and Das, along with several of the related funds for whom the nominees are principals, have been accused of violating Massachusetts law. The complaint in the lawsuit accuses Mr. Goldstein and his affiliates of marketing their funds to a prospective investor without first determining his eligibility to invest in the funds. According to Mr. Goldstein’s own proxy, on October 17, 2007, the Acting Director of the Securities Division of the Massachusetts Secretary of State issued a cease and desist order and imposed a fine of $25,000 on the BIGP-related parties. Mr. Goldstein continues to appeal the enforcement action.

We urge you to support the Fund by completing, signing and dating the enclosed WHITE Proxy Card and promptly mailing it in the enclosed postage-paid envelope. Shareholders who hold their shares through a bank or broker may also vote by telephone or Internet by following the instructions on the enclosed card. Please do not sign or vote using any green or other color proxy card sent to you by BIGP or its associates. If you have already returned a green or other color proxy card from BIGP and wish to vote according to the recommendations of your Board, please sign, date and return the enclosed WHITE Proxy Card. Only the latest dated proxy will count. Your Fund has navigated the recent turbulent markets well, and we hope that you will continue to support a Fund that has consistently provided tax-exempt income for over 15 years running.

Whether or not you plan to attend the Meeting, and regardless of the number of shares you own, we urge you to vote FOR your Board’s nominees on the WHITE proxy card and as the Board recommends on the other items submitted for your consideration as well.

We thank you for your continued support.

Sincerely,

The Directors of Insured Municipal Income Fund Inc.

If you have questions or need assistance in voting your shares, please call: Georgeson Inc., 199 Water Street, 26th Floor, New York, NY 10038 (877) 278-9670 (Toll Free)